Exhibit 99.1

Contacts:	Daniel J. Thomas	Thomas E. Kiraly
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	(972) 364-8111	(972) 364-8217

CONCENTRA TO ACQUIRE OCCUPATIONAL HEALTH + REHABILITATION INC

Will Expand Company’s Health Services Division in

New and Existing Markets in New England, the Midwest, and Southeast

ADDISON, Texas, August 8, 2005 – Concentra Operating Corporation (“Concentra” or the “Company”) today announced that it has executed a definitive agreement to merge Occupational Health + Rehabilitation Inc (“OH+R”) (OTC: OHRI), a leading occupational healthcare provider with 34 centers in 10 states, with its Concentra Health Services division. When completed, the transaction will extend the reach of Concentra’s occupational health division to six new states and strengthen the presence of its existing network of health centers.

Terms of the merger agreement call for Concentra to acquire all of the outstanding common stock of OH+R for an aggregate purchase price of approximately $48.6 million plus retained cash. The purchase price will be reduced by certain outstanding indebtedness and other items. Concentra currently intends to use its unrestricted cash balances to fund the transaction and expects to complete the acquisition in the fourth quarter of this year, subject to the approval of the agreement by OH+R’s stockholders and other customary conditions.

In 2004, OH+R, headquartered in Hingham, Massachusetts, reported approximately $57 million in revenue and handled approximately 508,000 patient visits. During the same period, Concentra’s Health Services division reported $577 million in revenues and more than 5.9 million patient visits. Concentra’s Health Services division represented 52% of Concentra’s total revenue during 2004. At June 30, 2005, Concentra had 268 centers operating in 34 states. After integrating OH+R’s operations, Concentra will have approximately 294 centers that will be located in 40 states.

Commenting on the announcement, Concentra’s President and Chief Executive Officer, Daniel J. Thomas, said, “OH+R’s occupational healthcare centers will significantly enhance our national presence. In addition to providing centers that will be complementary to our existing operations in the states of Connecticut, Missouri, New Jersey, and Tennessee, OH+R provides us with the ability to expand into the states of Maine, Massachusetts, New Hampshire, New York,

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Concentra to Acquire OH+R

August 8, 2005

Rhode Island, and Vermont. With this transaction, not only will we be able to offer existing customers of OH+R a continuation of the exceptional levels of service they have received, but we will also be in a position to offer Concentra’s national and regional clients more locations where they can access our well-recognized workers’ compensation and occupational healthcare services. The addition of OH+R will further enhance our stature as the largest provider in the country and will provide us with roughly a 10% share of the national workplace injury market.”

John C. Garbarino, President and Chief Executive Officer of OH+R, added, “In the specialized world of occupational health, we have known and developed relationships with Concentra – the industry leader – for more than a decade. We share a similar culture built upon commitment to quality patient care and client service, and we understand that it is our talented and dedicated staff that drive our success. I am particularly excited about this combination and what it means for all of us at OH+R.”

Reflecting on the announcement, Keith Newton, President of Concentra Health Services, stated, “We are delighted to expand our service capabilities to develop a stronger presence and to better serve local employers. OH+R has been committed to providing the most comprehensive medical treatment for injured employees – a treatment philosophy that parallels that of Concentra. With additional scale that will be created by this transaction, we not only expand our role as the nation’s largest occupational healthcare provider, we also strengthen our competitive position in the northeastern region of the country.”

Concentra Operating Corporation, a wholly owned subsidiary of Concentra Inc., is the comprehensive outsource solution for containing healthcare and disability costs. Serving the occupational, auto and group healthcare markets, Concentra provides employers, insurers and payors with a series of integrated services which include employment-related injury and occupational health care, in-network and out-of-network medical claims review and repricing, access to specialized preferred provider organizations, first notice of loss services, case management and other cost containment services. Concentra provides its services to approximately 136,000 employer locations and 3,700 insurance companies, group health plans, third-party administrators and other healthcare payors. Through its health centers, Concentra has approximately 680 affiliated primary-care physicians. The Company also operates the FOCUS network, a national workers’ compensation provider network that includes 544,000 individual providers and over 4,400 acute-care hospitals nationwide.

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Concentra to Acquire OH+R

August 8, 2005

This press release contains certain forward-looking statements, which the Company is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that the Company’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the potential adverse impact of governmental regulation on the Company’s operations, changes in nationwide employment and injury rate trends, interruption in its data processing capabilities, operational, financing and strategic risks related to the Company’s capital structure, acquisitions and growth strategy, possible fluctuations in quarterly and annual operations, possible legal liability for adverse medical consequences, competitive pressures, adverse changes in market conditions for the Company’s services, and dependence on key management personnel. Additional factors include those described in the Company’s filings with the Securities and Exchange Commission.

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